NEWS RELEASE

                   1200 Wall Street West, Lyndhurst, NJ 07071
                       (201) 896-8400 o FAX (201) 438-5680
                              www.curtisswright.com

CONTACT: Gary Benschip                                     FOR IMMEDIATE RELEASE
         (201) 896-8520
         gbenschip@cwcorp.curtisswright.com


Curtiss-Wright Effects Recapitalization to Facilitate Tax-Free Distribution by Unitrin

Lyndhurst,  New Jersey - November 30, 2001 - Curtiss-Wright  Corporation  (NYSE:
CW) announced today the completion of a recapitalization of its common stock. The recapitalization was implemented to facilitate a tax-free distribution by Unitrin, Inc. to its shareholders of its 44% equity position in Curtiss-Wright. The recapitalization was approved at a special meeting of the stockholders of Curtiss-Wright on October 26, 2001.

Pursuant to the recapitalization plan and in order to meet certain tax requirements, Unitrin's shares have been exchanged for an equivalent number of shares of a new Class B Common Stock of Curtiss-Wright that are entitled to elect at least 80% of Curtiss-Wright's Board of Directors. Other than the right to elect Directors, the two classes of stock vote as a class (except as required by law) and are equal in all other respects. In connection with the transactions completed today, Unitrin completed the tax-free distribution of the Class B shares to its approximately 8,000 registered stockholders. The new Class B Common Stock is listed on the New York Stock Exchange under the symbol "CW.B".

"We are very pleased to have concluded this process and believe it will be beneficial in creating long-term shareholder value," stated Martin R. Benante, Curtiss-Wright's Chairman and Chief Executive Officer. "This transaction represents a major step in our efforts to improve our stock's liquidity, broaden our shareholder base, and attract additional institutional investors. We welcome our new shareholders and firmly believe that their direct ownership of Curtiss-Wright common shares will prove to be rewarding."

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Curtiss-Wright  Corporation  is a  diversified  provider  of  highly  engineered products and services to the Motion Control, Flow Control and Metal Treatment industries. The firm employs approximately 2,600 people. More information on Curtiss-Wright can be found on the Internet at www.curtisswright.com.

Forward-looking statements in this release related to expectations of continued high revenues related to new commercial aircraft and continued sales and income growth, and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in the need for additional machinery and equipment and/or in the cost for the expansion of the Corporation's operations; changes in the competitive marketplace and/or customer requirements; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense, marine, and industrial companies. Please refer to the Company's SEC filings under the Securities and Exchange Act of 1934, as amended, for further information.